UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2012

LEAGUE NOW HOLDINGS CORPORATION,
(Exact name of registrant as specified in its charter)

Florida	333-148987	20-35337265
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  6980 South Edgerton Road, Brecksville, Ohio 44141
 (Address of principal executive offices and Zip Code)

(440) 546-9440
 (Registrant’s telephone number, including area code)

N/A
(Former Name and Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On August 3, 2012, Mario Barton resigned from the board of directors of League Now Holdings Corporation.  In his letter of resignation, Mr. Barton did not indicate that there were any disagreements between himself and the Company’s board of directors regarding the Company’s operations, policies or practices.

Also on August 3, 2012, Mr. Joe Charles, the Company’s President was elected to the Company’s board of directors to fill the vacancy created by the resignation of Mr. Barton.

Joe Charles was appointed President of our wholly owned subsidiary, Infiniti Systems Group in July 2012. Prior joining the Company, Mr. Charles was President of JLC Services, Inc in Akron, Ohio.  He was responsible for all of that company’s sales and operations, including software design, service and support.

           From 2000-2002,  Mr. Charles was the Vice President of ISG’s Infrastructure Division, responsible for all sales, marketing and delivery to clients. Prior to that Mr. Charles was President of Sigma Design, Inc., an International Architecture Computer Aided Design Software firm in Boston Massachusetts.   Mr. Charles started his career founding Northeast CAD Systems a national Computer Aided Design and Drafting software reseller and services firm in Cleveland, Ohio.

Mr. Charles has a bachelor’s degree in computer sciences and business management from Kent State University.

Mr. Charles does not have a family relationship with any director or executive officer of the Company, nor with any of its affiliates, nor are there any arrangements or understandings between him and any other person with respect to his election to the board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAGUE NOW HOLDINGS CORPORATION

Date: August 6, 2012	By:	/s/John Bianco
John Bianco
Chief Executive Officer